Exhibit 10.5

EXECUTION COPY

GLOBAL POWER EQUIPMENT GROUP, INC.

BACKSTOP STOCK PURCHASE AGREEMENT

Dated as of October 23, 2007

THIS BACKSTOP STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 23, 2007, by and among Global Power Equipment Group, Inc., a Delaware corporation (“Global Power”), and the entities and individuals set forth on Schedule 1 attached hereto (individually, a “Backstop Purchaser” and collectively, the “Backstop Purchasers”). The “Company”, as that term is used herein, refers to both Global Power, debtor and debtor in possession in the Chapter 11 Cases, and Global Power Equipment Group, Inc., a Delaware corporation, as reorganized as of the Effective Date (“Reorganized Global Power”), as the context requires. Certain other capitalized terms used in this Agreement are defined in Section 12. Each capitalized term used herein but not defined herein shall have the meaning set forth in the Chapter 11 Plan. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement.

RECITALS

In connection with a plan of reorganization of the Company, the Company is contemplating: (i) a rights offering (the “Rights Offering”) of Reorganized Global Power’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to which existing Holders will receive a right to purchase shares of Common Stock in accordance with Section 1145 and (ii) a private placement (the “Private Placement”) of shares of Common Stock pursuant to which certain Holders who are “accredited investors” will receive the right to purchase shares of Common Stock in accordance with an exemption from registration under the Securities Act.

The Company desires to sell and the Backstop Purchasers desire to purchase shares of Common Stock of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. Backstop; Direct Purchase.

1.1. Backstop; Direct Purchase. Pursuant to the terms and subject to the conditions of this Agreement,

(a) each Backstop Purchaser agrees to purchase (the “Backstop Commitment”) from the Company, at the Purchase Price, a number of shares of Common Stock equal to the product of (i) such Backstop Purchaser’s Commitment Percentage multiplied by (ii) the difference of (A) the sum of the Rights Offering Shares and the Private Placement Shares minus (B) the sum of the Rights Offering Subscription Shares and the Private Placement Subscription Shares (such difference, the “Backstop Shares”); and

(b) each Backstop Purchaser agrees to purchase (the “Direct Purchase Commitment”, and together with the Backstop Commitment, the “Commitment”) from the Company, at the Purchase Price, a number of shares of Common Stock equal to the product of (i) such Backstop Purchaser’s Commitment Percentage multiplied by (ii) a number of shares of Common Stock specified by the Company pursuant to Section 1.4(g) as Direct Purchase Shares (the “Direct Purchase Shares”, and together with the Backstop Shares, the “Investor Shares”).

In no event shall the aggregate Purchase Price paid by the Backstop Purchasers for all of the Investor Shares exceed $90 million. The closing of the separate purchases and sales of the Investor Shares (the “Closing”), if any, shall take place on the Effective Date. On the Effective Date, the Company shall deliver to each Backstop Purchaser stock certificates evidencing the Investor Shares to be purchased by such Backstop Purchaser upon payment of the purchase price therefor in the aggregate amount equal to the number of Investor Shares to be purchased by such Backstop Purchaser multiplied by the Purchase Price (the “Backstop Purchase Price”). All Investor Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent not exempt under Section 1146 of the Bankruptcy Code and as required under the Confirmation Order (as defined below) or applicable law. The Backstop Purchase Price of each such Backstop Purchaser is payable by transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days prior to the Effective Date.

1.2. Consideration Warrants. In further consideration for the Commitment by the Backstop Purchasers, on the Effective Date, the Company shall issue to the Backstop Purchasers warrants (the “Consideration “Warrants”) with an aggregate value equal to 5.5% of the Adjusted Aggregate Offering Amount to purchase Common Stock (the “Equity Consideration”), provided; however, that if the Termination Date is extended to February 28, 2008, then the Equity Consideration shall be increased to an amount equal to 6.5% of the Adjusted Aggregate Offering Amount. The aggregate number of shares of Common Stock subject to the Consideration Warrants shall be such number of shares as is necessary to cause the aggregate Black Scholes formula value of such Consideration Warrants (assuming (A) a five (5) year term; (B) a strike price equal to the Pro Forma Stock Price; (C) 35% volatility; and (D) the stock price set at the Pro Forma Stock Price) to equal the Equity Consideration. The Consideration Warrants shall be allocated and issued to the Backstop Purchasers in accordance with their Commitment Percentages. In the event that this Agreement is terminated prior to the Effective Date, the Consideration Warrants shall not be issued. The Consideration Warrants shall contain customary anti-dilution adjustments, including, without limitation, upon below-market issuances of stock or rights to purchase stock (on a weighted-average basis), dividends payable in stock, cash or rights, stock splits, subdivisions, combinations, reclassifications, etc.). For the avoidance of doubt, attached hereto as Exhibit A are representative examples computing the number of shares to be issued on account of the Consideration Warrants under certain scenarios.

1.3. Break-up Fee.

(a) Non Creditor/Noteholder Plan. Subject to Section 1.3(b), the Company shall pay to each Backstop Purchaser an amount equal to $2.5 million multiplied by such Backstop Purchaser’s Commitment Percentage, if (i) the Debtors exercise a Fiduciary Out (as defined in Section 1 of the Plan Support Agreement) and (ii) the Company enters into an Inconsistent Transaction Agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports, any Inconsistent Transaction. Subject to Section 1.3(b), the fee payable pursuant to this Section 1.3(a) shall be paid within three (3) Business Days following any of the events specified in (a)(ii) in the previous sentence. The Company shall provide notice promptly, and in no event more than one (1) Business Day following a Change of Recommendation or the occurrence of any of the events specified in (i) or (ii) above.

(b) Creditor/Noteholder Plan. Notwithstanding Section 1.3(a), if the Creditors’ Committee or any of the Noteholders file a Creditor/Noteholder Plan with the Bankruptcy Court, then the fees payable in Section 1.3(a) shall not be payable and the Company shall pay to each Backstop Purchaser an amount equal to the product of (i) $2.0 million, less any Reimbursable Expenses paid or payable (as of the applicable date of payment of the fee in this Section 1.3(b)) pursuant to Section 7, multiplied by (ii) such Backstop Purchaser’s Commitment Percentage subject to the following sentence. If the Creditor/Noteholder Plan is consummated, then the fees payable pursuant to this Section 1.3(b) shall be paid to the Backstop Purchasers upon the effective date of the Creditor/Noteholder Plan; provided, that, if any party or parties file a plan of reorganization of the Debtors in the Bankruptcy Court other than a Creditor/Noteholder Plan (in each case, an “Alternate Plan”) which Alternate Plan competes with the Creditor/Noteholder Plan, then the fees payable in this Section 1.3(b) shall be payable upon the entry of an order approving the disclosure statement relating to the Creditor/Noteholder Plan or the Alternate Plan, as applicable.

(c) Alternate Plan. If no fees are paid pursuant to Section 1.3(a) and an Alternate Plan is consummated, then the Company shall pay to each Backstop Purchaser an amount equal to the product of (i) the difference of (A) $2.5 million minus (B) the amounts paid pursuant to Section 1.3(b), if any, multiplied by (ii) such Backstop Purchaser’s Commitment Percentage. The additional fees payable pursuant to this Section 1.3(c) shall be payable on the effective date of the Alternate Plan.

(d) Any fees payable pursuant to this Section 1.3 (collectively, the “Break-Up Fee”) shall be paid by wire transfer of immediately available funds to an account specified by each Backstop Purchaser.

1.4. The Rights Offering and Private Placement.

(a) In connection with the Rights Offering each Holder will receive a right to purchase shares of Common Stock (the “Subscription Right”) in exchange for each share of Global Power’s existing common stock owned by such Holder in accordance with Section 1145 (the shares issuable upon the exercise of the Subscription Rights, the “Rights Offering Subscription Shares”). The number of Subscription Rights that shall be issued to each Holder shall be limited such that no Holder will be issued Subscription Rights, or have the ability to exercise Subscription Rights for Rights Offering Subscription Shares, unless the issuance of Subscription Rights or the issuance of the Rights Offering Subscription Shares upon the exercise thereof, would be exempt from registration under the Securities Act pursuant to Section 1145.

(b) In connection with the Private Placement, each Accredited Holder shall be offered the right to purchase up to a number of shares of Common Stock (the shares issuable upon exercise of such rights, the “Private Placement Subscription Shares”) that, together with the maximum number of Rights Offering Shares that such Holder is allowed to purchase in the Rights Offering upon exercise of Subscription Rights, would equal such Holder’s Ratable Portion of the aggregate number of Rights Offering Shares, Private Placement Shares and Direct Purchase Shares.

(c) The Company will commence the Rights Offering and the Private Placement as part of the Chapter 11 Plan solicitation process. Each Holder will have the opportunity to participate in the Rights Offering by electing to exercise its Subscription Rights by completing and executing a subscription form in the manner specified in the instructions accompanying the subscription form, each of which will be distributed to each Holder in the Company’s solicitation package. Each Accredited Holder will have the opportunity to purchase Private Placement Shares by completing and executing a subscription form in the manner specified in the instructions accompanying the subscription form, each of which will be distributed to each Accredited Holder by the Company. Each Holder may exercise its Subscription Rights and the Accredited Holders may elect to purchase Private Placement Shares during a period (the “Rights Exercise Period”) specified in the Chapter 11 Plan.

(d) The Company will issue the Rights Offering Shares to the Holders with respect to which Subscription Rights were validly exercised, and will issue the Private Placement Subscription Shares to the Accredited Holders that validly exercise the right to purchase Private Placement Shares, on the Effective Date.

(e) In no event shall the Aggregate Offering Amount be less than $57.5 million or greater than $90 million.

(f) There will be no over-subscription rights provided in connection with the Rights Offering or the Private Placement.

(g) The Company hereby agrees and undertakes to give the Backstop Purchasers by electronic facsimile transmission the certification by an executive officer of the Company written notice (a “Purchase Notice”) of the Rights Offering Amount, Private Placement Amount, Direct Purchase Amount, the number of Direct Purchase Shares and the number of Backstop Shares, if any, and the aggregate Backstop Purchase Price therefor, at the earliest practicable date and in any event no later than five (5) Business Days prior to the Effective Date (the date of delivery of such Purchase Notice, (the “Determination Date”)

1.5. Commitment Order. On October 4, 2007, the Company filed a motion (the “Agreement Motion”) in form and substance reasonably satisfactory to the Required Backstop Purchasers, seeking an order of the Bankruptcy Court, including, without limitation, providing that the Agreement and the Contemplated Transactions are not subject to termination if the Company enters into an Inconsistent Transaction except pursuant to the terms and conditions of this Agreement, approving this Agreement and the exhibits and schedules hereto (said schedules and exhibits being subject to such redaction, if any, as the Required Backstop Purchasers and the Equity Committee reasonably determine to be necessary and appropriate including, without limitation, the names of the Backstop Purchasers and the Commitment Percentages and Maximum Commitment Amount of each) and the issuance of the Consideration Warrants and the payment of the Break-Up Fee provided for herein, and the release and exculpation of the Backstop Purchasers, their Affiliates, representatives and advisors from any liability for participation in the transactions contemplated hereby to the fullest extent permitted under applicable law (provided, that such release and exculpation shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with or relating to this Agreement) (the “Commitment Order”). The Company agrees that it shall use its reasonable best efforts, subject to any applicable fiduciary duties and the Plan Support Agreement, to (i) obtain a waiver of Bankruptcy Rule 6004(g) and request that the Commitment Order be effective immediately upon its entry by the Bankruptcy Court, which Commitment Order shall not be revised, modified, or amended by the Confirmation Order for the Chapter 11 Plan or any other further order of this Bankruptcy Court, (ii) fully support the Agreement Motion, and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses hereunder including the Break-Up Fee, if any, as an administrative expense of the estate under Section 507(b) of the Bankruptcy Code, including but not limited to, filing supporting affidavits on behalf of the Company and/or its financial advisor and providing the testimony of the affiants if needed and (iii) obtain approval of the Commitment Order as soon as practicable following the filing of the motion therefor. The Company shall file with the Bankruptcy Court an executed copy of this Agreement within two (2) Business Days following the execution of this Agreement by the parties hereto. In the event that the Company files pleadings that supplement the Agreement Motion, the Company shall duly consider in good faith any comments on the Agreement Motion that are consistent with this Agreement and the Settlement Term Sheet, and any other reasonable comments of each of the Backstop Purchasers and their counsel, and shall not reject such comments without first discussing the reasons therefor with the Backstop Purchasers or their counsel and giving due consideration to the views of the Backstop Purchasers and their counsel.

2. Conditions to Closing.

2.1. Conditions Precedent to Obligations of the Backstop Purchasers. The obligations of the Backstop Purchasers to consummate the Contemplated Transactions will be subject to the following conditions precedent, each of which may be waived in writing by the Required Backstop Purchasers:

(a) all representations and warranties of the Company contained in this Agreement shall be true, complete and accurate in all material respects (except for such representations and warranties that are qualified by materiality or a Material Adverse Effect and the representation in Section 3.3(d), which representations and warranties shall be true, complete and accurate in all respects) on the Effective Date (except to the extent that any such representation expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date)

(b) on the Effective Date, all covenants of the Company contained in this Agreement shall have been complied with by the Company in all material respects;

(c)

(i) the Company shall have delivered to the Backstop Purchasers and their counsel no less than five (5) Business Days prior to each Relevant Date and the Required Backstop Purchasers shall have made the determination referred to in Section 2.1(c)(ii) with respect to, at each Relevant Date, (1) the Chapter 11 Plan (A) the terms of which are consistent in all material respects with this Agreement, (B) that provides for the release and exculpation of the Backstop Purchasers, their Affiliates, representatives and advisors for participation in the transactions contemplated by this Agreement (provided, that such release and exculpation shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with this Agreement), and (C) that has conditions to confirmation and the occurrence of the Effective Date (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement in all material respects and (2) all Material Investment Documents. In addition, the Company shall notify the Backstop Purchasers in writing of any proposed changes under consideration to the Chapter 11 Plan and any related Plan Documents sufficiently prior to agreement on such changes to permit the Backstop Purchasers to comment and to take such actions as may be necessary to protect their rights. The Backstop Purchasers agree to respond with their position on any such proposed changes as soon as reasonably practicable after such notification, but in no event later than five (5) days after notification of such changes. The term “Material Investment Documents” shall mean the Confirmation Order, the Disclosure Statement, this Agreement, the Registration Rights Agreement (as defined below), and any amendments and/or supplements to the foregoing or the Chapter 11 Plan. The term “Relevant Date” shall mean the Disclosure Statement Filing Date, the Disclosure Statement Approval Date, the date of issuance of the Confirmation Order and the Effective Date. The Company shall duly consider in good faith any comments on the Chapter 11 Plan and the Material Investment Documents that are consistent with this Agreement and the Settlement Term Sheet, and any other reasonable comments of each of the Backstop Purchasers and their counsel, and shall not reject such comments without first discussing the reasons therefor with the Backstop Purchasers or their counsel and giving due consideration to the views of the Backstop Purchasers and their counsel.

(ii) with respect to the documents referred to in Section 2.1(c)(i), the Required Backstop Purchasers shall have determined that they are reasonably satisfied with the terms thereof;

(iii) the conditions referred to in Section 2.1(c)(i) above shall be deemed to have been conclusively satisfied without further action by any party unless:

(1) with respect to the Chapter 11 Plan and any Material Investment Documents, in each case delivered to the Backstop Purchasers and their counsel by the Company prior to the Disclosure Statement Filing Date, the Required Backstop Purchasers shall have delivered (and have not withdrawn) a written deficiency notice to the Company asserting with reasonable specificity that such condition was not satisfied prior to the Disclosure Statement Approval Date, and the Company shall not have cured such deficiency within ten (10) days of the Company’s receipt of such notice (the “Cure Period”);

(2) with respect to any amendments or supplements to the Chapter 11 Plan or any Material Investment Documents delivered to the Backstop Purchasers and their counsel by the Company occurring after the Disclosure Statement Filing Date and prior to the Disclosure Statement Approval Date, the Required Backstop Purchasers have delivered (and have not withdrawn), a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition was not satisfied prior to the Disclosure Statement Approval Date, and the Company shall not have cured such deficiency during the Cure Period;

(3) with respect to any amendments or supplements to the Chapter 11 Plan or any Material Investment Documents delivered to the Backstop Purchasers and their counsel by the Company after the Disclosure Statement Approval Date and prior to the date of issuance of the Confirmation Order, the Required Backstop Purchasers have delivered (and have not withdrawn) a written deficiency notice to the Company asserting with reasonable specificity that such condition was not satisfied prior to the date of issuance of the Confirmation Order, and the Company shall not have cured such deficiency during the Cure Period; and

(4) with respect to any amendments or supplements to the Chapter 11 Plan or any Material Investment Documents delivered to the Backstop Purchasers and their counsel by the Company after the date of issuance of the Confirmation Order and prior to the Effective Date, the Required Backstop Purchasers have delivered (and have not withdrawn), within five (5) Business Days of delivery by the Company of the final form of such document accompanied by a written request for approval of such documents, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied and the Company shall not have cured such deficiency during the Cure Period.

(d) the Commitment Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified or vacated on appeal;

(e) the Confirmation Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified or vacated on appeal;

(f) from date hereof through the Effective Date, there shall not have occurred any event that has had or is reasonably likely to have a Material Adverse Effect;

(g) a corporate charter, bylaws and other governance documents of the Reorganized Global Power shall have been adopted, in form and substance consistent with this Agreement and reasonably satisfactory to the Required Backstop Purchasers and the Equity Committee;

(h) all necessary governmental, regulatory and third-party approvals, waivers and/or consents in connection with the Rights Offering, the Private Placement and the Chapter 11 Plan shall have been obtained and remain in full force and effect, and there shall exist no injunction which would preclude the execution of the transactions contemplated by this Agreement;

(i) the Company shall have delivered an officer’s certificate dated as of the Effective Date certifying that the resolutions duly adopted by the Board of Directors of the Company, authorizing and approving its performance of the transactions contemplated hereby and execution and delivery of this Agreement and the documents contemplated hereby, remain in full force and effect;

(j) the Company shall have delivered an officer’s certificate, dated as of the Effective Date, certifying that the conditions specified in clauses (a), (b) and (f) of this Section 2.1 have been satisfied.

(k) the Company shall have commenced the Rights Offering and the Private Placement, the Rights Offering and the Private Placement shall have been conducted in all material respects in accordance with this Agreement and the Expiration Time shall have occurred.

(1) the Backstop Purchasers shall have received a Purchase Notice in accordance with Section 1.4(g) from the Company, dated as of the Determination Date, certifying as to the number of Backstop Shares to be purchased pursuant to the Backstop Commitment;

(m) no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued, in each case, by any federal, state or foreign Governmental Body, that, as of the Effective Date, prohibits the issuance or sale of the Subscription Rights, the Rights Offering Shares, the Private Placement Shares or the Investor Shares; and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Effective Date, prohibits the issuance or sale of the Subscription Rights, the Rights Offering Shares, the Private Placement Shares or the Investor Shares;

(n) subject to Section 1.3(b), all Reimbursable Expenses shall have been paid on or prior to the Effective Date (assuming submission of one or more invoices) or payment thereof shall have been provided for in the Chapter 11 Plan;

(o) the Company shall have entered into an exit financing facility, consisting of the Exit Facility, any New Senior Notes, any other senior notes or securities, and any other senior indebtedness or securities issued in connection with the Exit Facility, each of which shall be issued by the Company or its subsidiaries, with a lender or lenders to be identified by the Company (i) the terms of which shall be reasonably satisfactory to the Required Backstop Purchasers, (ii) which provides for between $65 million and $100 million of debt to be funded at Closing (not including for this purpose any undrawn amount under the revolving credit facility or amounts under the letter of credit facility) and (iii) if the amount of debt funded at Closing (not including for this purpose any undrawn amount under the revolving credit facility or amounts under the letter of credit facility) is $90 million or greater, which provides for an Average Interest Rate of 11.000% or less (the “Exit Financing Facility”).

(p) the material terms of the management incentive plan of the Company shall be reflected in the Chapter 11 Plan and such plan shall be reasonably acceptable to the Backstop Purchasers and the Equity Committee.

(q) the Company and the Backstop Purchasers shall have entered into a registration rights agreement, in a form reasonably acceptable to the Required Backstop Purchasers, the Company and the Equity Committee and dated as of the Effective Date which shall include, among other customary terms and conditions, piggyback registration rights upon the Company registering its stock (the “Registration Rights Agreement”); and

(r) the conditions to the Effective Date of the Chapter 11 Plan shall have been satisfied or waived by the Company and any other party entitled to waive conditions under the Chapter 11 Plan in accordance with the Chapter 11 Plan, and the Effective Date shall have occurred or will occur on the Closing.

2.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions will be subject to the following conditions precedent, each of which may be waived in writing by the Company, in consultation with the Equity Committee:

(a) on the Effective Date, all representations and warranties of the Backstop Purchasers contained in this Agreement shall be true, complete and accurate in all material respects;

(b) on the Effective Date, all covenants of the Backstop Purchasers contained in this Agreement shall have been complied with by the Backstop Purchasers in all material respects;

(c) the Commitment Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified or vacated on appeal;

(d) the Confirmation Order, shall have been entered by the Bankruptcy Court and shall not have been stayed, modified or vacated on appeal;

(e) all necessary governmental, regulatory and third-party approvals, waivers and/or consents in connection with the Rights Offering, the Private Placement and the Chapter 11 Plan shall have been obtained and remain in full force and effect, and there shall exist no injunction which would preclude the execution of the transactions contemplated by this Agreement;

(f) each of the Backstop Purchasers shall have delivered to the Company a certificate executed by such Backstop Purchaser, dated the Closing, certifying that the conditions specified in clauses (a) and (b) of this Section 2.2 have been satisfied with respect to such Backstop Purchaser; and

(g) the Company shall have received the proceeds of the Rights Offering, the Private Placement and the Exit Financing Facility that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement and the Chapter 11 Plan.

3. Representations and Warranties of the Company. The Company represents and warrants to the Backstop Purchasers as set forth below.

3.1. Organization of the Company. As of the date of this Agreement, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or registered to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.2. Capitalization of the Company. As of the Effective Date, the only shares of capital stock that shall be issued and outstanding shall be those shares of Common Stock that shall have been issued in accordance with the Chapter 11 Plan and this Agreement. Except for the Consideration Warrants and as otherwise provided hereunder or as set forth on Schedule 3.2, there will be no options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise. Except as provided hereunder, there will be no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. Except as set forth on Schedule 3.2, there are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities or other securities. As of the Effective Date, all of the outstanding Common Stock will have been duly authorized and validly issued and are fully paid and nonassessable.

3.3. Organization and Capitalization of the Subsidiaries.

(a) Schedule 3.3(a) sets forth the name, jurisdiction of incorporation or organization (as applicable) of each Subsidiary. Except for the Company’s Subsidiaries, and as otherwise described on Schedule 3.3(a), the Company does not have any direct or indirect equity interest constituting at least 10% of the voting securities of any Person. Except as described on Schedule 3.3(a), neither the Company nor any of its Material Subsidiaries has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

(b) Except as set forth on Schedule 3.3(b), each Material Subsidiary is a corporation, partnership or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3(b), each Material Subsidiary is duly qualified or registered to do business as a foreign corporation, partnership, limited liability company (as applicable) and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding capital stock or other equity securities of each Material Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and nonassessable and the Company has good and marketable title to such capital stock or other equity securities, free and clear of all Encumbrances, except as set forth on Schedule 3.3(c). Except as set forth on Schedule 3.3(c) there are no options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Material Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Material Subsidiary, whether pursuant to a phantom stock plan or otherwise. Except as set forth on Schedule 3.3(c), there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Material Subsidiary. Except as set forth on Schedule 3.3(c), there are no outstanding Contracts of the Company or any Material Subsidiary to repurchase, redeem or otherwise acquire any equity securities or other securities of any Material Subsidiary.

(d) The Investor Shares and the Consideration Warrants to be issued and sold to the Backstop Purchasers hereunder, when the Investor Shares arc issued and delivered against payment therefor by the Backstop Purchasers, will be duly and validly issued, fully paid and non-assessable

3.4. Authority; No Conflict.

(a) At the Closing, subject to the entry of the Confirmation Order and compliance with the requirements of the Bankruptcy Code, the execution, delivery and performance of this Agreement and the Contemplated Transactions will have been duly authorized by all necessary action on the part of the Company. Subject to approval of the Bankruptcy Court, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and the Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Except as set forth in Schedule 3.4(b), and except for the Confirmation Order and the other Consents required by the Bankruptcy Code, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Company, or (2) any resolution adopted by the board of directors (or similar governing body) of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of or give any Person the right to declare a default under or terminate, any Contract to which the Company or any of its Material Subsidiaries is bound;

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or

(v) require the Company to give any notice to or obtain any Consent from any Person;

except, in the case of clauses (ii), (iii), (iv) and (v) above, where such occurrence would not reasonably be expected to have a Material Adverse Effect.

3.5. Legal Proceedings. Except as set forth on Schedule 3.5, as of the date hereof, there is no pending Proceeding against the Company that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability of the Company to consummate the Contemplated Transactions.

3.6. Brokers or Finders. Except as set forth on Schedule 3.6, neither the Company, any Material Subsidiary nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.7. Exemption from Registration. Assuming the accuracy of the Backstop Purchasers’ representations set forth in Section 4, the offer and sale of the Investor Shares by the Company in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

3.8. Chapter 11 Plan. Prior to the entry of the Commitment Order, the Company will have the requisite corporate power and authority to execute the Chapter 11 Plan and file the Chapter 11 Plan with the Bankruptcy Court and, subject to the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary corporate actions required for the due authorization, execution, delivery and performance of it by the Chapter 11 Plan. The Chapter 11 Plan will be duly and validly filed with the Bankruptcy Court by the Company and, upon entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.9. No Violation or Default. As of the date hereof, neither the Company nor any of its Material Subsidiaries is in violation of its Organizational Documents. Except as set forth on Schedule 3.9 or as a result of the Chapter 11 Cases, as of the date hereof, neither the Company nor any of its Material Subsidiaries is: (i) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries is bound or to which any of the property or assets of the Company or any of its Material Subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10. Title to Intellectual Property. Except as set forth on Schedule 3.10, as of the date hereof, the Company and its Material Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights would not reasonably be expected to have a Material Adverse Effect; and as of the date hereof, except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the conduct of their respective businesses does not infringe in any material respect with any such rights of others, and the Company and its Material Subsidiaries have not received any written notice of any material claim of infringement or conflict with any such material rights of others.

3.11. Licenses and Permits. As of the date hereof, (i) the Company and its Material Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Bodies that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Material Subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization, or has any Knowledge that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

3.12. Compliance With Environmental Laws. As of the date hereof, (i) the Company and its Material Subsidiaries, are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”): (ii) the Company and its Material Subsidiaries have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) neither the Company nor any of its Material Subsidiaries has received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

3.13. Compliance With ERISA.

(a) Except as set forth on Schedule 3.13, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its Material Subsidiaries for employees or former employees of the Company and its Material Subsidiaries has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined such sections of the Code and ERISA has, as of the date hereof, been incurred, whether or not waived, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14. No Unlawful Payments. From commencement of the Chapter 11 Cases through the date hereof, neither the Company nor any of its Material Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Material Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, except, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15. No Restrictions on Material Subsidiaries. Subject to the Bankruptcy Code and except as otherwise set forth on Schedule 3.15 on or prior to the date hereof, no Material Subsidiary of the Company is currently prohibited, directly or indirectly, under any Contract to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Material Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Material Subsidiary from the Company or from transferring any of such Material Subsidiary’s properties or assets to the Company or any other Material Subsidiary of the Company.

3.16. Monthly Operating Reports. The Monthly Operating Reports filed by the Company with the Bankruptcy Court have been filed and prepared in all material respects in accordance with the Bankruptcy Rules.

3.17. Revised Business Plan. The Company has delivered the Revised Business Plan to each Backstop Purchaser. The Revised Business Plan reflects the current financial projections for the Company. The financial projections of the Company set forth in the Disclosure Statement shall be materially consistent with the financial projections set forth in the Revised Business Plan.

4. Representations and Warranties of the Backstop Purchasers. Each Backstop Purchaser, severally and not jointly, hereby represents and warrants as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

4.1. Organization of Such Backstop Purchaser. Such Backstop Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership, limited duration company, limited liability company or other similar (as applicable) power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under any Contract to which it is a party.

4.2. Authority; No Conflict.

(a) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Backstop Purchaser. This Agreement constitutes the legal, valid and binding obligation of such Backstop Purchaser, enforceable against such Backstop Purchaser in accordance with its terms. Such Backstop Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement will not, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of such Backstop Purchaser, if applicable, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of such Backstop Purchaser; or

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Backstop Purchaser, or any of the assets owned or used by such Purchaser, may be subject.

Except (i) for Consents which have been obtained and notices which have been given and (ii) where the failure to give any notice or obtain any Consent would not be reasonably likely to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, such Backstop Purchaser is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by such Backstop Purchaser of this Agreement. In no event will the Backstop Purchase Price to be paid by such Backstop Purchaser hereunder, plus the purchase price, if any, to be paid by such Backstop Purchaser to purchase shares of Common Stock subscribed for by such Backstop Purchaser in the Rights Offering and the Private Placement, plus the value of the shares of Common Stock to be received by such Backstop Purchaser in exchange for the existing Common Stock of the Company held by such Backstop Purchaser pursuant to the Chapter 11 Plan exceed the lowest notification threshold under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

4.3. Shares Not Registered. Such Backstop Purchaser understands that the Investor Shares, the Consideration Warrants and the shares of Common Stock issuable upon exercise of the Consideration Warrants (the “Warrant Shares”) have not been registered under the Securities Act. Such Backstop Purchaser also understands that the Investor Shares, the Consideration Warrants and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Backstop Purchaser’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4. Legends. The Backstop Purchasers agree with the Company that the certificates evidencing the Investor Shares, the Consideration Warrants and the Warrant Shares will bear a legend substantially similar to the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

4.5. Economic Risk. Such Backstop Purchaser understands that this is a highly speculative investment with a substantial risk of loss of such Backstop Purchaser’s entire investment. Such Backstop Purchaser is in a position to bear the economic risk of such loss. Such Backstop Purchaser understands that it has no registration rights with respect to the Investor Shares, the Consideration Warrants and the Warrant Shares except as provided in the Registration Rights Agreement.

4.6. Acquisition for Own Account. Such Backstop Purchaser is acquiring the Investor Shares for its own account for investment and not with a present view toward distribution, as such term is used in Section 2(a)(l 1) of the Securities Act.

4.7. Sophistication. Such Backstop Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares, the Consideration Warrants and the Warrant Shares being acquired hereunder.

4.8. Accredited Investor. Such Backstop Purchaser represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

4.9. Access to Information. Such Backstop Purchaser has been given access to Company documents, records, and other information, has received physical delivery of all those which it has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Investor Shares, the Consideration Warrants and the Warrant Shares.

4.10. Brokers or Finders. Such Backstop Purchaser has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, for which the Company may be liable.

4.11. Legal Proceedings. There is no pending Proceeding against such Backstop Purchaser that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability of such Backstop Purchaser to consummate the transactions contemplated by this Agreement.

4.12. Arm’s Length. Such Backstop Purchaser acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Purchaser with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering and the Private Placement). Additionally, such Backstop Purchaser is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, except as specifically set forth in this Agreement. Such Backstop Purchaser shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

4.13. Available Funds. Such Backstop Purchaser has, and will have on the Effective Date, unrestricted cash on hand sufficient to pay the Backstop Purchase Price and to effect the transactions contemplated by this Agreement.

4.14. Acknowledgement of Backstop Purchaser. Such Backstop Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and the Material Subsidiaries. In entering into this Agreement, such Backstop Purchaser has relied solely upon its investigation and analysis and the representations, warranties, covenants and agreements of the Company set forth in this Agreement, and Purchaser acknowledges that, other than as set forth in Section 3 of this Agreement, neither the Company nor any of its Material Subsidiaries makes or has made any representation or warranty, either express or implied, as to the Company, any of its Material Subsidiaries, their assets and properties, the results of their operations, their liabilities, the conduct of their respective businesses, their prospects or the accuracy or completeness of any of the information (including, without limitation, projections, forecasts, budgets and estimates) provided or made available to such Backstop Purchaser and its Affiliates and representatives prior to the execution of this Agreement upon which such Backstop Purchaser is relying.

5. Covenants Prior to Effective Date.

5.1. Consents. Each Backstop Purchaser and the Company shall use (and the Company shall cause its Subsidiaries to use) their reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Contemplated Transactions, including, without limitation, the consents and approvals identified in Schedules 3.4(b) or otherwise required as a condition to Closing pursuant to Section 2.1 or 2.2.

5.2. Reasonable Best Efforts. Between the date of this Agreement and the Effective Date, the parties hereto will use their reasonable best efforts to cause the conditions set forth in Section 2 to be satisfied.

5.3. Plan Support. Until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Backstop Purchasers agree to support confirmation of the Chapter 11 Plan and agree not to support any other plan of reorganization with regard to the Company or any of its Subsidiaries. In furtherance of the foregoing, the Backstop Purchasers agree not to file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Chapter 11 Plan, the Disclosure Statement or the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any respect with this Agreement or the Company’s effort to obtain the entry of the Confirmation Order consistent with this Agreement.

5.4. Authorization of Stock. On or before the Effective Date, the Company will authorize the issue and sale of the Rights Offering Shares, the Private Placement Shares and the Investor Shares.

5.5. Chapter 11 Plan. The Company shall file the Chapter 11 Plan and the Disclosure Statement and use its reasonable best efforts to obtain the entry of the Confirmation Order by the Bankruptcy Court. The Company will authorize, execute, file with the Bankruptcy Court and seek confirmation and consummation of, the Chapter 11 Plan that (i) is consistent in all material respects with this Agreement, (ii) provides for the exculpation of the Backstop Purchasers, in their capacity as such, their Affiliates, representatives and advisors in connection with their affiliation with or representation of the Backstop Purchasers in that capacity to the fullest extent permitted under applicable law (provided, that such exculpation shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with or relating to this Agreement), and (iii) has conditions to confirmation and the Effective Date (and to what extent any such conditions can be waived and by whom) that are reasonably consistent with this Agreement. The Disclosure Statement, any exhibits or schedules thereto, and any further documents filed and incorporated by reference in the Disclosure Statement when such documents become effective or are filed with the Bankruptcy Court will conform in all material respects to the Bankruptcy Code. The Company will provide to the Backstop Purchasers and their counsel a copy of the Chapter 11 Plan and the Disclosure Statement and a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. In addition, the Company will provide to the Backstop Purchasers and their counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court.

5.6. Rights Offering/Private Placement. The Company shall effectuate the Rights Offering and the Private Placement as provided herein and use reasonable best efforts to seek entry of an order of the Bankruptcy Court, prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering pursuant to the securities exemption provisions set forth in Section 1145(a) of the Bankruptcy Code.

5.7. Notification. The Company shall notify, or cause the subscription agent to notify, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Backstop Purchasers, the Backstop Purchasers of the aggregate number of (i) Rights Offering Subscription Shares known by the Company or the subscription agent to have been subscribed for pursuant to the Rights Offering and (ii) Private Placement Subscription Shares known by the Company or the subscription agent to have been subscribed for pursuant to the Private Placement, in each case, as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

5.8. Investor Shares. The Company shall determine the number of Investor Shares and provide a Purchase Notice that accurately reflects the number of Investor Shares as so determined and shall provide to the Backstop Purchasers a certification by the subscription agent of the Backstop Shares or, if such certification is not available, such written backup to the determination of the Backstop Shares as Backstop Purchasers may reasonably request.

5.9. Stock Splits, Dividends, etc. In the event of any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock, the Purchase Price and the number of Investor Shares to be purchased hereunder will be proportionally adjusted to reflect the increase or decrease in the number of issued and outstanding shares of Common Stock.

5.10. Use of Proceeds. The Company shall apply the net proceeds from the sale of the Common Stock from the Rights Offering, the Private Placement and the Commitment to fund the payment of Allowed Claims in accordance with the Chapter 11 Plan.

5.11. Board of Reorganized Global Power. The Chapter 11 Plan shall provide that the newly constituted board of directors (“Board”) of Reorganized Global Power shall initially consist of five (5) to seven (7) members with one (1) director who shall be the chief executive officer, two (2) directors chosen by the Required Backstop Purchasers (“BP Directors”) who are reasonably acceptable to the Equity Committee and two (2) directors chosen by the Equity Committee who are reasonably acceptable to the Required Backstop Purchasers. The Company shall notify the Backstop Purchasers at least five (5) Business Days prior to the date that it files a document (the “Director Identification”) in the Chapter 11 Cases that identifies the members of the Board and the Company. The Required Backstop Purchasers shall notify the Company of the names of the BP Directors on or prior to two (2) Business Days prior to the filing of the Director Identification. If a director chosen by the Equity Committee is either an employee, former employee or an Affiliate of any member of the Backstop Purchasers who also serves on the Equity Committee, such Backstop Purchaser shall not participate in the selection of the two (2) directors to be selected by the Required Backstop Purchasers. If the decision is made to expand the Board to more than five (5) directors prior to the Effective Date, the Chapter 11 Plan shall provide that the Equity Committee and the Required Backstop Purchasers shall jointly select the additional director(s).

5.12. Monthly Operating Reports. The Company shall file Monthly Operating Reports with the Bankruptcy Court in accordance with the Bankruptcy Rules and such reports shall have been have been filed and prepared in all material respects in accordance with the Bankruptcy Rules.

5.13. Management Incentive Plan. The material terms of the management incentive plan of the Company shall be reflected in the Chapter 11 Plan and such plan shall be reasonably acceptable to the Backstop Purchasers and the Equity Committee.

5.14. Exit Financing Facility. The Company shall provide to a subcommittee of the Backstop Purchasers, the composition of which shall be determined by the Backstop Purchasers and provided to the Company, copies of all written proposals, including any term sheets, commitment letters or otherwise, relating to any portion of the Exit Financing Facility within two (2) Business Days of receipt of such proposals by the Company or its advisors to be used solely for purposes of protecting the rights of the Backstop Purchasers under this Agreement.

6. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by mutual written consent of the Company and each of the Backstop Purchasers.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the Required Backstop Purchasers upon written notice to the Company if:

(i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Required Backstop Purchasers to the Company and the Equity Committee or any of the conditions precedent to the obligations to the Backstop Purchasers shall have become incapable of fulfillment (other than through the failure of the Backstop Purchasers to comply with their obligations) and shall not have been waived by the Required Backstop Purchasers;

(ii) if the Commitment Order is not entered by the Bankruptcy Court within 20 days after the motion seeking same is filed;

(iii) (A) there shall have been a Change of Recommendation or (B) the Company shall have (i) entered into an Inconsistent Transaction Agreement, or (ii) filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports any Inconsistent Transaction.

(c) This Agreement shall terminate automatically on January 4, 2008; provided, however, if the Company and the Equity Committee are still pursuing confirmation of the Chapter 11 Plan, such date may be extended by the Company to February 28, 2008 (such date, as it may be extended, the “Termination Date”); provided, further, in the event the Termination Date is so extended the Equity Consideration shall be increased to 6.5% as set forth in Section 1.2 above.

(d) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, by the Company upon written notice to the Backstop Purchasers if:

(i) The Debtors exercise a Fiduciary Out (as defined in Section 1 of the Plan Support Agreement) and the Company shall have entered into an Inconsistent Transaction Agreement.

(ii) if there has been a material breach by the Backstop Purchasers of any of their representations, warranties, covenants or agreements contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the Backstop Purchasers or any of the conditions precedent to the obligations to the Company shall have become incapable of fulfillment (other than through the failure of the Company to comply with their obligations) and shall not have been waived by the Company.

(e) If this Agreement shall be terminated in accordance with paragraph (a) of this Section 6, all obligations of the parties hereunder shall terminate without liability of any party to the others.

(f) If this Agreement shall be terminated in accordance with paragraphs (b), (c) or (d)(i) of this Section 6, all obligations of the parties hereunder shall terminate without liability of any party to the others except that (x) nothing contained herein shall release any party from liability for breach of this Agreement and (y) the covenants and agreements made by parties herein in Section 1.3, Section 1.5 Sections 7 through 11 shall survive indefinitely in accordance with their terms.

(g) If this Agreement is terminated in accordance with paragraph (d)(ii) of this Section 6, all obligations of the parties hereunder shall terminate without liability of any party to the other except that (x) nothing contained herein shall release any party from liability for breach of this Agreement and (y) the covenants and agreements made by parties herein in Sections 8 through 11 shall survive indefinitely in accordance with their terms.

7. Reimbursable Expenses. In consideration of the Backstop Commitment, and subject to the terms of this Section 7 and Section 1.3(b), the Company shall pay the reasonable, documented fees and expenses of one primary law firm and one local Delaware counsel firm engaged by the Backstop Purchasers incurred since July 26, 2007 related to the negotiation, documentation and execution of the transactions contemplated herein and the enforcement, attempted enforcement or preservation of any rights or remedies contained in this Agreement and the documentation executed in connection herewith, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise (such fees and expenses, the “Reimbursable Expenses). Such payments shall be made promptly after the submission of an invoice from the Backstop Purchasers to the Company, and shall not be subject to further Bankruptcy Court approval (except that any objection as to the reasonableness of such Reimbursable Expenses shall be determined by the Bankruptcy Court).

8. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company to the Backstop Purchasers in connection with the Contemplated Transactions shall survive the execution, delivery and performance of this Agreement, except that representations made in Sections 3.5 and 3.6 and Sections 3.11 through 3.18 shall only survive for a period of two (2) years after the Effective Date.

9. Amendments and Waivers. Any term of this Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of (a) the Required Backstop Purchasers and (b) the Company except for an amendment to Schedule 1 pursuant to Section 11.1. However, in the event that any such amendment results in a material adverse change to the economic terms, governance rights and/or conditions precedent set forth in this Agreement or the Chapter 11 Plan in the reasonable opinion of a Backstop Purchaser, such Backstop Purchaser may, within two (2) Business Days of such amendment, elect to opt out of its obligation to provide its share of the Backstop Commitment under this Agreement. In the event that a Backstop Purchaser is not willing to provide its share of the Backstop Commitment pursuant to this provision or otherwise, the remaining Backstop Purchasers may agree in writing to share the additional commitment necessary to fulfill the Backstop Commitment among themselves and the Required Backstop Purchasers may replace the departed Backstop Purchaser with one or more new investors but only if the Backstop Purchasers re-confirm to the Company in writing their representations set forth in Section 4.14.

10. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, mailed by first-class mail, postage pre-paid or sent by facsimile or electronic mail, addressed,

(a) If to a Backstop Purchaser, at the address set forth in Schedule I or at such other address as such Backstop Purchaser shall have furnished to the Company in writing with a copy (which shall not constitute notice) to

STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, NY 10038
Attention:	Brett Lawrence
Fax:	(212) 806-6006
Email:	blawrence@stroock.com

(b) If to the Company at:

Global Power Equipment Group, Inc.
6120 South Yale
Suite 1480
Tulsa, OK 74136
Attention:	Candice L. Cheeseman
Fax:	(918) 274-2367
Email:	ccheeseman@globalpower.com

with a copy (which shall not constitute notice) to

WHITE & CASE LLP
Wachovia Financial Center
200 South Biscayne Blvd., Suite 4900
Miami, FL 33131
Attention:	John K. Cunningham, Esq.
Fax:	(305) 358-5744
Email	jcunningham@whitecase.com

And

WHITE & CASE LLP 1155 Avenue of the Americas New York, NY 10036
Attention:	Daniel M. Latham, Esq.
Fax:	(212) 354-8113
Email:	dlatham@whitecase.com

(c) If to the Equity Committee (c/o its Chairman) at:

PPM AMERICA PRIVATE EQUITY FUND, LP 225 West Wacker Drive, Suite 1200 Chicago, IL 60606
Attention:	Joel L. Klein, Executive Vice President
Fax:	(312) 634-0728
Email:	joel.klein@ppmamerica.com

Attention:	Brian Ng, Assistant VP – Workouts
Fax:	(312) 236-5224
Email:	brian.ng@ppmamerica.com

with a copy (which shall not constitute notice) to

BROWN RUDNICK BERLACK ISRAELS LLP CityPlace I 185 Asylum Street Hartford, CT 06103
Attention:	Howard L. Siegel, Esq.
Fax:	(860) 509-6619
Email:	hsiegel@brownrudnick.com

BROWN RUDNICK BERLACK ISRAELS LLP One Financial Center Boston, MA 02111
Attention:	Steven D. Pohl, Esq.
Fax:	(617) 856-8201
Email:	spohl@brownrudnick.com

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if sent by facsimile, when sent and receipt is telephonically confirmed or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified above.

11. Miscellaneous.

11.1. Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, that, on or before the Effective Date, any Backstop Purchaser, may assign its rights to purchase all or any portion of the Investor Shares to accounts managed by such Backstop Purchaser for which such Backstop Purchaser has discretionary investment authority, or in the case of any account for which Zesiger Capital Group LLC (“ZCG”) has discretionary investment authority to any other to any other account for which ZCG has discretionary authority, to any Backstop Purchaser, and to any Affiliate thereof, in each case, who is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (a “Permitted Backstop Assignee”), by delivering a written notice of such assignment to the Company (a “Backstop Assignment Notice”). Subject in each case to the preceding sentence, (i) this Agreement will apply to, be binding in all respects upon, enforceable by and inure to the benefit of the legal representatives, successors and permitted assigns of the parties and (ii) following delivery of any Backstop Assignment Notice: (a) Schedule 1 shall be amended to reflect the names and addresses of each Permitted Backstop Assignee and the Commitment Percentage and Maximum Commitment Amount that shall apply to each such Permitted Backstop Assignee; and (b) each such Permitted Backstop Assignee shall execute and deliver to the Company a joinder agreement, pursuant to which such Backstop Permitted Assignee shall be granted the rights afforded to, and shall accept the duties and obligations (which, for the avoidance of doubt, shall include, without limitation, the representations and warranties) of, a “Backstop Purchaser” hereunder. Notwithstanding the foregoing, no assignment hereunder by any Backstop Purchaser shall relieve such Backstop Purchaser of its liability for the full performance of all of the terms, agreements, covenants and conditions of this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their legal representatives, successors and permitted assigns.

11.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

11.3. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Commitment Letter and the Rights Offering Term Sheet), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

11.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

11.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

11.7. Submission to Jurisdiction. Each party of this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought, (i) if prior to the Effective Date, in the Bankruptcy Court and (ii) if on or after the Effective Date, in the courts of the State of New York, County of New York or. if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party of this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 10. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

11.8. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

11.9. Publicity. The Company and the Backstop Purchasers each shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, and prior to making any filings with any third party or any Governmental Body (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Legal Requirement or by the request of any Governmental Body.

11.10. Limitation on Liability. Notwithstanding anything to the contrary contained herein, the total aggregate amount payable by the Backstop Purchasers, on the one hand, and the Company, on the other hand, for Losses arising under this Agreement for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement or in any related agreement, document, instrument or certificate shall not exceed, (i) prior to the Closing, $10 million plus, in the case of the Company, any Reimbursable Expenses paid or payable pursuant to Section 7 and (ii) on and after the Closing, an amount equal to the aggregate Purchase Price paid by the Backstop Purchasers hereunder plus, in the case of the Company, any Reimbursable Expenses paid or payable pursuant to Section 7. The Company agrees that any damages paid or payable to the Backstop Purchasers under this Agreement shall be deemed an administrative expense of the estate under Section 503(b) and Section 507(a) of the Bankruptcy Code

12. Definitions.

12.1. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

Accredited Holder: means each Holder that the Company reasonably believes to be an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

Adjusted Aggregate Offering Amount: means the Aggregate Offering Amount minus an amount equal to the lesser of (i) 50% of the Direct Purchase Amount or (ii) $4 million.

Affiliate: has the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, in effect on the date hereof.

Aggregate Offering Amount: means the sum of the Rights Offering Amount, the Private Placement Amount and the Direct Purchase Amount.

Average Interest Rate: means an amount expressed as a percentage equal to the total amount of annual interest payable on the debt funded by the Exit Financing Facility (not including for this purpose any undrawn amount under the revolving credit facility or amounts under the letter of credit facility) divided by the total amount of debt funded by the Exit Financing Facility (not including for this purpose any undrawn amount under the revolving credit facility or amounts under the letter of credit facility), in each case immediately after the Closing.

Bankruptcy Code: means United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

Bankruptcy Court: means the United States Bankruptcy Court for the District of Delaware.

Business Day: means a day of the year other than Saturdays, Sundays or any other days on which the banks are not required or authorized to close in New York City.

Change of Recommendation: means (i) the Company or its board of directors or any committee thereof shall have withheld, withdrawn, qualified or modified (or resolved or proposed to withhold, withdraw, qualify or modify) its approval or recommendation of this Agreement or the transactions contemplated hereby or (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend (including by filing any pleading or document with the Bankruptcy Court), any Inconsistent Transaction.

Chapter 11 Cases: means the Chapter 11 Cases jointly administered as Case No. 06-11045 in the Bankruptcy Court, In re Global Power Equipment Corporation, et al., Debtors.

Chapter 11 Plan: means a plan of reorganization of the Debtors under the Chapter 11 Cases on terms materially consistent with the form of plan of reorganization attached to the Plan Support Agreement and the terms set forth in this Agreement.

Commitment Letter: means the commitment letter dated August 7. 2007 from Black Horse Capital LP; Black Horse Capital (QP) LP; Black Horse Capital Offshore Ltd.; D.E. Shaw Laminar Portfolios, L.L.C.; D.E. Shaw Oculus Portfolios, L.L.C.; Hain Capital Holdings, LLC; Post Distressed Master Fund, L.P.; Post Strategic Master Fund, L.P.; Post Total Return Master Fund, L.P.; Post Aggressive Credit Master Fund, L.P.; MW Post Portfolio Fund, Ltd.; DB Distressed Opportunities Master Portfolio Ltd.; Virginia Retirement System; IIFR DS Opportunity Master Trust; PPM America Private Equity Fund LP; DKR Wolf Point Management L.P.; Zesiger Capital Group LLC.

Commitment Percentage: means for each Backstop Purchaser, the percentage (expressed as a decimal) listed next to each such Backstop Purchaser’s name on Schedule 1 hereto under the heading “Commitment Percentage”.

Consent: means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

Contemplated Transactions: means all of the transactions contemplated by this Agreement.

Contract: means any written agreement, contract, obligation, instrument, promise or undertaking that is legally binding.

Creditors’ Committee: means the Official Committee of Unsecured Creditors in the Chapter 11 Cases.

Creditor/Noteholder Plan: means a plan of reorganization of the Debtors under the Chapter 11 Cases sponsored by the Creditors’ Committee and/or the Noteholders which provides that the Noteholders will receive in respect of their Noteholder Claims, on the effective date of such plan, beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting capital stock of the Company.

Debtors: means the Company and the other debtors subject to the Chapter 11 Cases.

Direct Purchase Amount: means an amount equal to the product of (i) the Direct Purchase Shares and (ii) the Purchase Price.

Disclosure Statement: means the disclosure statement related to the Chapter 11 Plan.

Disclosure Statement Approval Date: means the date of entry on the docket of the Bankruptcy Court of an order by the Bankruptcy Court approving the Disclosure Statement.

Disclosure Statement Filing Date: means the date of filing by the Company with the Bankruptcy Court of a Disclosure Statement.

Effective Date: means the Effective Date (as defined in the Chapter 11 Plan).

Encumbrance: means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Enterprise Value: means $220 million.

Equity Committee: means the Official Committee of Equity Security Holders in the Chapter 11 Cases.

Expiration Time: means the deadline for submission of ballots for the Chapter 11 Plan voting as defined in the Chapter 11 Plan or, otherwise, as set by the Bankruptcy Court.

GAAP: means United States generally accepted accounting principles.

Governmental Body: means any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Holder: means holders of Global Power’s existing common stock on the record date of the Rights Offering as determined pursuant to the Chapter 11 Plan.

Inconsistent Transaction: means any transaction that is inconsistent with this Agreement or the Chapter 11 Plan.

Inconsistent Transaction Agreement: means any Contract relating to any Inconsistent Transaction.

Knowledge of the Company: means the actual knowledge of the individuals listed on Schedule 12.1(a).

Legal Requirement: means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

Loss(es): means any and all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any rights hereunder, suffered by a party hereto.

Material Adverse Effect: means any circumstance, change or effect that individually or in the aggregate with all other circumstances, changes or effects, has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that the following circumstances, changes or effects shall not be deemed to constitute a “Material Adverse Effect”: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general that do not result in the New York Stock Exchange being closed for two successive business days; (ii) the announcement of the transactions contemplated by this Agreement or other communication by any Backstop Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and its Subsidiaries, including, without limitation, losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any of its Subsidiaries; (iii) changes affecting industries, markets or geographical areas in which the Company or its Subsidiaries conduct their respective businesses or (iv) the consummation of the transactions contemplated by this Agreement or any actions by the Backstop Purchasers or the Company taken in accordance with this Agreement or in connection with the transactions contemplated thereby; provided, that, clauses (i) and (iii) shall not include, and thus the determination of “Material Adverse Effect” shall not exclude, such changes or effects to the extent and only to the extent that such changes or effects have a disproportionately negative effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries, markets or geographical areas in which the Company and its Subsidiaries operate.

Material Subsidiaries: means the Subsidiaries of the Company set forth on Schedule 12.1(b).

Maximum Commitment Amount: means for each Backstop Purchaser, the dollar amount listed next to each such Backstop Purchaser’s name on Schedule 1 hereto under the heading “Maximum Commitment Amount.”

Noteholders: means any and all holders of the Notes.

Noteholder Claims: means the claims of the Noteholders in the Chapter 11 Cases for principal, interest, redemptions premiums, liquidated damages and costs with respect to the Notes.

Notes: means the Company’s 4.25% Convertible Senior Subordinated Notes due 2011.

Order: means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

Organizational Documents: means (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company; (e) the operating or limited duration company agreement and the certificate of formation of a limited duration company, (f) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

Plan Support Agreement: means the Plan Support Agreement, filed on October 9, 2007, by and among the Debtors, the Creditors’ Committee, the Equity Committee and the Noteholders.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

Pre-Plan Equity Value: means Enterprise Value less all claims to be paid in cash or reserved for pursuant to the Chapter 11 Plan.

Private Placement Amount: means an amount equal to the product of (i) the aggregate number of Private Placement Shares and (ii) the Purchase Price.

Private Placement Shares: means the shares of Common Stock offered to Accredited Holders pursuant to the Private Placement.

Proceeding: means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

Pro Forma Shares: means the Rights Offering Shares plus the Private Placement Shares plus 47.1 million shares.

Pro Forma Stock Price: means a price per share equal to (a) the sum of (i) Pre-Plan Equity Value, and (ii) the product of (A) Purchase Price multiplied by (B) the sum of Rights Offering Shares and the Private Placement Shares, divided by (b) the Pro Forma Shares.

Purchase Price: means a price per share, depending on the Aggregate Offering Amount, as follows:

If the Aggregate Offering Amount is over $57.5 million but not greater than $60 million, the price per share will be $1.08.

If the Aggregate Offering Amount is over $60 million but not greater than $65 million, the price per share will be $1.00.

If the Aggregate Offering Amount is over $65 million but not greater than $70 million, the price per share will be $.93.

If the Aggregate Offering Amount is over $70 million but not greater than $75 million, the price per share will be $0.85.

If the Aggregate Offering Amount is over $75 million but not greater than $80 million, the price per share will be $0.78.

If the Aggregate Offering Amount is over $80 million but not greater than $85 million, the price per share will be $0.71.

If the Aggregate Offering Amount is over $85 million but not greater than $90 million, the price per share will be $0.63.

Ratable Portion: means the ratio (expressed as a percentage) of (i) the number of shares of the Company held by each holder of a GPEG Equity Interest (as defined in the Chapter 11 Plan) on the Record Date (as defined in the Chapter 11 Plan) to (ii) the aggregate number of shares of the Company held by all holders of GPEG Equity Interests on the Record Date.

Required Backstop Purchasers: means the Backstop Purchasers providing at least two-thirds of the Backstop Commitment.

Revised Business Plan: means the Five Year Business Plan (reforecast) dated July 10, 2007 and the exhibits thereto, a copy of which is attached hereto as Exhibit B.

Rights Offering Amount: means the an amount equal to the product of (i) the aggregate number of Rights Offering Shares and (ii) the Purchase Price.

Rights Offering Shares: means the shares of Common Stock offered to Holders pursuant to the Rights Offering.

Rights Offering Term Sheet: means the term sheet relating to the rights offering which was attached to the Commitment Letter.

Section 1145: means Section 1145 of the Bankruptcy Code.

Securities Act: means the Securities Act of 1933, as amended.

Schedules: means the Schedules to this Agreement delivered contemporaneously herewith by the Company to the Backstop Purchasers.

Subsidiary: means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

12.2. Accounting Terms. As used in this Agreement, and in any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 12.1 and accounting terms partly defined in said Section 12.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

12.3. Schedules. Any item disclosed in one Schedule shall be deemed disclosed in each other Schedule and shall qualify all of the representations and warranties contained in Section 3 of this Agreement to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Schedule.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

GLOBAL POWER EQUIPMENT GROUP, INC.

By:
	Name:	John M. Matheson
	Title:	President and CEO

[Signature Page to Backstop Stock Purchase Agreement]